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                          EAGLE HARDWARE & GARDEN, INC.
               COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                                 (IN THOUSANDS)


                                          53 WEEKS      52 WEEKS      52 WEEKS
                                            ENDED         ENDED         ENDED
                                         JANUARY 31,   JANUARY 26,   JANUARY 27,
                                            1997          1996          1995
                                         -----------   -----------   -----------
Net income (loss) as reported              $21,737       $11,335        $(6,284)
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------
Net income (loss) used for primary
 computation                               $21,737       $11,335        $(6,284)

Add (where dilutive):
 Tax effected interest and amortization
 of debt expense on convertible debt         3,686         3,688          3,243
                                         -----------   -----------   -----------
Net income (loss) used for fully
 diluted computation                       $25,423       $15,023        $(3,041)
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------
Weighted average number of
 common shares outstanding                  25,065        22,863         22,812

Add (where dilutive):
 Assumed exercise of those
 options that are common stock
 equivalents net of treasury
 shares deemed to have been
 repurchased                                   441           262              0
                                         -----------   -----------   -----------
Weighted average number of
 common and common equivalent
 shares outstanding, used for
 primary computation                        25,506        23,125         22,812

Add (where dilutive):
 Shares applicable to stock options
 in addition to those used in primary
 computation due to the use of
 period-end market price when
 higher than average price                      31             7              0

 Assumed exercise of
 convertible debt                            4,790         4,792          4,214
                                         -----------   -----------   -----------
Adjusted shares outstanding used
 for fully diluted computation              30,327        27,924         27,026
                                         -----------   -----------   -----------
                                         -----------   -----------   -----------


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